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                SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.




                             FORM 8-K

                          CURRENT REPORT




              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



         Date of Report (Date of earliest event reported)
               January 8, 1997 and January 13, 1997



                    ENSERCH EXPLORATION, INC.
      (Exact name of Registrant as specified in its charter)



     Texas               1-11413                   75-2556975
(State or other        (Commission             (I.R.S. Employer
jurisdiction of        File Number)           Identification No.)
 incorporation)


4849 Greenville Ave., Suite 1500, Dallas, Texas        75206-4186
(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including Area Code:  214-369-7893



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ITEM 5. Other Events

     Set forth below in their entirety are News Releases issued by Enserch Exploration, Inc. on January 8, 1997, and January 13, 1997.

     ENSERCH EXPLORATION UPDATES
     DEVELOPMENTS AT COOPER PROJECT

          DALLAS, TEXAS (January 8, 1997)--Enserch
     Exploration, Inc. (NYSE--EEX) has completed the SB-3 well at the Company's deep-water project in the Garden Banks area of the Gulf of Mexico. The well on Block 387 was drilled to a total depth of 19,000 feet and was completed in a 50-foot sand interval at a depth of 18,170 feet. Based on initial flow rates, we expect the well to have initial production rates in the range of 20 to 25 million cubic feet of gas per day with associated condensate. Production is expected to commence later this month as subsea tie backs are in place to transport hydrocarbons to the production facility located three miles to the east on Block 388.

          "This is the first well in the Cooper area that has tested the Auger sands. The producing interval is part of the upper Auger sands series. While production rates and flowing pressures from this well are substantial, we would caution that the sustainability of production at such high rates is better determined after a period of production history," said Frederick S. Addy, chairman, president and chief executive officer of Enserch Exploration.

          Separately, the Company reports that its A-2 well on Block 388 reached total depth of 9,835 feet encountering three pay zones in the 7,200-foot, 7,600-foot and 9,800-foot sands. The well will be completed initially in the 9,800-foot sand, which has a total of 116 feet of oil pay. Initial production from this well is expected in February.

          "We continue to pursue the multi-year development of the Cooper project with these new wells, and additional wells are planned for 1997," said Mr. Addy.

          Enserch Exploration is the operator of the Cooper project and owns a 60% working interest. Mobil Exploration & Producing U.S. Inc. owns a 40% interest. Enserch Exploration is a natural gas and oil exploration and production company with activities focused in Texas and the Gulf of Mexico.

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     THOMAS M. HAMILTON JOINS EEX AS
     CHAIRMAN, PRESIDENT AND CEO

          DALLAS, TEXAS (January 13, 1997)--Enserch
     Exploration, Inc. (NYSE--EEX) today named Thomas M. Hamilton chairman, president and chief executive officer of the company. Hamilton, 53, comes to EEX from Pennzoil Company where he was executive vice president and president of Pennzoil Exploration & Production Company. He will succeed the interim chairman, president and chief executive officer, Frederick S. Addy, 65, who will continue to serve on the board of directors.

          "Hamilton has distinguished himself in our industry as a first-rate corporate executive," said Mr. Addy.
     "His training and significant experience as an explorationist will provide insight and direction for EEX's future exploration efforts. His managerial and leadership experiences are additional strengths that will propel EEX to future success as one of the country's largest independent exploration and production companies," he added.

          Mr. Hamilton served Pennzoil Company for five years. He was also a director of British Petroleum Exploration, where he served as chief executive of the Frontier and International Operating Company of BP Exploration prior to his tenure at Pennzoil. Hamilton holds three degrees in geology including a Ph.D. from the University of North Dakota.

          Additionally, David R. Henderson, 45, has been elected to the position of executive vice president of worldwide exploration for EEX. Henderson previously held the position of senior vice president of worldwide exploration at Pennzoil Exploration and Production
     Company.

          Barry K. Irani, 46, senior vice president, offshore and international at EEX, has been elected to the new position of executive vice president of production and engineering. The elections of Messrs. Henderson and Irani are also effective immediately.

          "EEX is a company with a long and distinguished record for innovation in the industry, and is entering a new era as a free-standing organization," said Hamilton. "I am delighted and intrigued by the prospect of leading a great company poised for growth," he added.

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                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Enserch Exploration, Inc.



Date: January 14,1997         By:       /s/ Jerry W. Pinkerton
                                   ------------------------------
                                          Jerry W. Pinkerton
                                   Vice President and Controller,
                                       Chief Accounting Officer